SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

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[ ]  Preliminary Proxy Statement   [ ]  Confidential, for Use of the Commission
                                        Only (as permitted by Rule 14a-6(e)(2))



[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to
     Rule 14a-11(c) or Rule 14a-12


                             BellSouth Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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

The following document will be posted to BellSouth's investor relations website (www.bellsouth.com/investor/la). This document will also be mailed in the near future to holders of 500 or more shares of BellSouth common stock who:
(1) are eligible to vote at the special shareholder meeting on December 5, 2000 and
(2) who are shown in BellSouth's records as not having cast their vote.


Questions and Answers

We mailed you a proxy statement in mid-October. If you would like an additional copy, please call us at (800) 969-2372. Additionally, you may view the proxy statement online at our web site at www.bellsouth.com/investor/la. We urge you to read it in its entirety.


INFORMATION ABOUT THE TRACKING STOCKS

Q-1 What is a tracking stock?

A-1 A tracking stock is a separate class or series of a company's common stock that is designed to reflect, or "track," the separate performance of a group of assets or specific business units, divisions, subsidiaries or equity investments of the company. For more information, please see the section called "Tracking Stock" on page 2 of the proxy statement.

Q-2 What tracking stocks does BellSouth propose to issue?

A-2 We are proposing to issue two tracking stocks: BLS group stock and Latin America group stock. Latin America group stock would be a separate series of BellSouth common stock intended to reflect the separate performance of our Latin American businesses, which we call our "Latin America group."

BLS group stock would be a separate series of BellSouth common stock intended to reflect the separate performance of all of our other businesses, which we call our "BLS group."

For more information, please see the section called "Tracking Stock" on page 2 of the proxy statement and the section called "Proposal 1 - The Tracking Stock Proposal - Description of the Tracking Stock Proposal," beginning on page 39 of the proxy statement.

Q-3 How is the issuance of tracking stock different than a spin-off?

A-3 The BLS group and Latin America group are not separate legal entities and cannot issue any securities. The holders of BLS group stock and Latin America group stock would continue to be shareholders of BellSouth and would not have an ownership interest in our BLS group or our Latin America group. As a result, the holders of BLS group stock and the holders of Latin America group stock would be subject to the benefits and risks associated with an investment in BellSouth and all of its businesses, assets and liabilities.

For more information, please see the section called "Tracking Stock" on page 2 of the proxy statement and the section called "Proposal 1 - The Tracking Stock Proposal - Description of BLS Group Stock and Latin America Group Stock," beginning on page 44 of the proxy statement.

Q-4 What are the potential advantages and potential negative consequences to BellSouth of creating these tracking stocks?

A-4 Implementation of the tracking stock proposal would have several potential advantages and some potential negative consequences. These potential advantages and potential disadvantages are discussed in detail in the proxy statement in the section called "Background of and Reasons for the Tracking Stock Proposal," beginning on page 41.

Q-5 Are there risks associated with this new tracking stock capital structure?

A-5 Yes. These risks are discussed in detail in the proxy statement in the section called "Risk Factors Relating to Our New Tracking Stock Capital Structure," beginning on page 16.

Q-6 If there are risks or potential negative consequences, why is BellSouth proposing to create these tracking stocks?

A-6 Our board of directors determined that, on balance, the potential advantages of the tracking stock proposal far outweigh any potentially negative consequences. For more information on the potential advantages and potentially negative consequences, please see the section called "Background of and Reasons for the Tracking Stock Proposal," beginning on page 41 of the proxy statement.


INFORMATION ABOUT THE PROPOSALS

Q-7 What specifically am I being asked to approve with my vote?

A-7
1. In order to issue tracking stock we must change our capital structure. Therefore, we are asking you to vote to approve articles of amendment to our charter to permit us to issue a total of 8.65 billion shares of common stock in series. Our board of directors plans to initially designate 6.4 billion shares as BLS group stock and 2.25 billion shares as Latin America group stock.

2. We are also asking you to approve an amended and restated stock plan to reflect our tracking stock capital structure and increase annual grant limits above current plan limits.

3. Finally, we are asking you to approve amendments to our by-laws to change the quorum and reduce the votes required to approve proposals at shareholders' meetings.

Q-8 Why is the number of authorized shares of common stock being increased in proposal 1?

A-8 We need to increase the number of authorized shares of common stock for:
    * the planned public offering of Latin America group stock,
    * the expected distribution of Latin America group stock to the holders of BLS group stock,
    * capital raising,
    * possible acquisitions,
    * potential share dividends,
    * future conversions, and
    * our restated stock plan.

Q-9 Why is BellSouth amending its stock plan in proposal 2?

A-9 We are amending our stock plan to allow us to grant more targeted incentive awards based on shares of BLS group stock and Latin America group stock. We intend to provide employees in the BLS group with awards based primarily on BLS group stock and employees in the Latin America group with awards based primarily on Latin America group stock. We are also increasing annual grant limits above current plan limits.

Q-10 Why is BellSouth amending its by-laws in proposal 3?

A-10 We are amending our by-laws to change the quorum and reduce the votes required to approve proposals at shareholders' meetings. The primary reason for the amendment relating to the quorum is to reflect our new voting structure under the tracking stock proposal. The amendment relating to required votes will conform our by-laws to recent changes in Georgia law.

Q-11 Should I vote "FOR" all three proposals?

A-11 Yes, our directors unanimously recommend that you vote "FOR" all three proposals.


INFORMATION FOR CURRENT SHAREHOLDERS

Q-12 What will happen to my shares of BellSouth common stock?

A-12 At the time Latin America group stock is first issued, each of your existing shares of BellSouth common stock will automatically be changed into one share of BLS group stock.

Q-13 Should I send in my stock certificates?

A-13 No, you should not send in your certificates. After the automatic change, the stock certificates representing shares of existing BellSouth common stock will represent shares of BLS group stock.

Q-14 Will my dividend stay the same?

A-14 Yes. We expect to pay a quarterly dividend of $.19 per share on BLS group stock, which is the same as the current dividend amount on our existing common stock. The payment of dividends on all common stock will remain a matter that is determined periodically at the discretion of our board of directors.

Q-15 If you complete the public offering and do the expected distribution, when will I receive shares of Latin America group stock?

A-15 We expect to distribute Latin America group stock to holders of BLS group stock six to 12 months following the completion of the planned public offering of Latin America group stock. However, the decision to make such a distribution and the precise timing will depend on market conditions and other factors that our board of directors considers relevant.


INFORMATION ON VOTING

Q-16 How do I vote on the proposals?

A-16 You may vote by telephone, via the Internet or by mail. Please act as soon as possible so that your shares may be represented at the special meeting. Or, you may attend and vote at the special meeting.

Q-17 If I hold my shares through a broker, how do I vote on the proposals?

A-17 You should have received a package in the mail containing a proxy statement, a voting instruction card and information on how to vote via telephone, over the Internet or by mail. If you have further questions on voting, or did not receive your package, please contact your broker.

Q-18 Can I change my vote?

A-18 Yes. If you vote by proxy, you may revoke that proxy at any time before it is voted at the special meeting of shareholders. You may do this by:

(1) voting again by telephone or on the Internet  prior to the special  meeting;
(2) signing another proxy card with a later date and returning it to us prior to the special meeting; or
(3) attending the special meeting in person and casting a ballot. If you own your shares through a broker, your broker can tell you how to change your vote.

Q-19 What happens if I do not vote on the tracking stock proposal?

A-19 If you do not vote on the tracking stock proposal, the effect will be the same as if you voted "AGAINST" the proposal. We urge you to vote "FOR" the proposal.


INFORMATION ABOUT THE PUBLIC OFFERING

Q-20 Why are you planning to sell Latin America group stock to the public?

A-20 A public offering of Latin America group stock will create market recognition of our Latin American businesses. It will also raise cash that will be used to continue our expansion in Latin America.

Q-21 When do you plan to sell Latin America group stock to the public?

A-21 We plan to sell shares of Latin America group stock in a public offering after we receive approval of the tracking stock proposal from our shareholders. However, the decision to proceed with or abandon the public offering and the precise timing will depend on market conditions and other factors that our board of directors considers relevant.

Q-22 Can I buy shares of Latin America group stock in the public offering?

A-22 You will need to ask your broker if you can buy shares of Latin America group stock through her/him.


ADDITIONAL QUESTIONS

Q-23 Whom can I call with questions?

A-23 If you have any questions about what we are proposing or would like an additional copy of the proxy statement, please call us at (800) 969-2372. Additionally, you may view the proxy statement online at our web site at www.bellsouth.com/investor/la.

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